P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
January 23, 2024		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES 4TH QUARTER
AND RECORD ANNUAL RESULTS FOR 2023
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter and year ended December 31, 2023. Net income totaled $33.8 million for the fourth quarter of 2023, representing earnings per diluted common share of $0.96. In comparison, Peoples reported net income of $31.9 million, representing earnings per diluted common share of $0.90, for the third quarter of 2023 and net income of $26.8 million representing earnings per diluted common share of $0.95, for the fourth quarter of 2022. For the full year, net income was $113.4 million in 2023 versus $101.3 million in 2022, representing earnings per diluted common share of $3.44 and $3.60, respectively.
The provision for (recovery of) credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.03 for the fourth quarter of 2023, $0.09 for the third quarter of 2023, and $0.06 for the fourth quarter of 2022. For the full year of 2023, the provision for credit losses negatively impacted earnings per diluted common share by $0.35, compared to a recovery of credit losses that positively impacted earnings per diluted common share by $0.10 for the full year of 2022.
Non-core items, and the related tax effect of each, in net income primarily included acquisition-related expenses and a $2.4 million pension settlement charge recognized in the third quarter of 2023. Non-core items negatively impacted diluted earnings per common share by $0.08 for the fourth quarter of 2023, by $0.16 for the third quarter of 2023, and by $0.03 for the fourth quarter of 2022. Non-core items negatively impacted earnings per diluted common share by $0.59 and $0.11 for the full years of 2023 and 2022, respectively.
"2023 was the second consecutive year of record net income for Peoples," said Chuck Sulerzyski, President and Chief Executive Officer. "Our diversified mix of business continues to demonstrate our ability to perform at a high level, regardless of the operating or rate environments."
Pension Plan Termination:
During the third quarter of 2023, Peoples terminated its pension plan by settling the remaining benefit obligation of $7.7 million. The pension plan had been closed to new entrants since January 1, 2010. Peoples recorded a settlement charge of $2.4 million in the third quarter of 2023 in relation to the termination of the pension plan. No expense was recorded by Peoples in the fourth quarter of 2023, and Peoples does not anticipate further expenses related to the pension plan termination.
Completion of the Limestone Merger:
As of close of business on April 30, 2023, Peoples completed its previously announced merger with Limestone Bancorp, Inc. (“Limestone”), a bank holding company headquartered in Louisville, Kentucky, and the parent company of Limestone Bank, pursuant to a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated October 24, 2022. Under the terms of the Merger Agreement, Limestone merged with and into Peoples, and immediately thereafter Limestone Bank merged with and into Peoples’ wholly-owned subsidiary, Peoples Bank (collectively, the "Limestone Merger"), in a transaction valued at $177.9 million. Peoples recorded acquisition-related expenses primarily related to the Limestone Merger, which included $1.3 million and $17.0 million in other non-interest expense for the fourth quarter and the full year of 2023, respectively. For the fourth quarter of 2023, the $1.3 million of acquisition-related non-interest expense consisted of $0.6 million in data processing and software expense, $0.5 million in professional fees, and $0.2 million in various other non-interest expense line items. For the full year of 2023, the $17.0 million of acquisition-related non-interest expense primarily consisted of $6.1 million in professional fees, $5.8 million in salaries and employee benefit costs, $2.9 million in other non-interest expense, $1.9 million in data processing and software expense, and $0.3 million in various other non-interest expense line items. The other non-interest expenses included $1.8 million of early contract termination fees on Limestone contracts driven by the system conversions, which took place in the third quarter of 2023.
Investment Portfolio Restructuring:
During the first quarter of 2023, Peoples executed sales of $96.7 million of lower yielding available-for-sale investment securities for an after-tax loss of $1.6 million. Proceeds from sales were used to pay down overnight borrowings. During the fourth quarter of 2023, Peoples executed the sales of an additional $36.5 million of lower yielding available-for-sale investment securities for an after-tax loss of $1.3 million. Proceeds from the sales were used to purchase higher yielding agency investment securities.
The loss on the sales of these available-for-sale investment securities had a nominal impact on tangible book value as such loss was previously reflected in capital through accumulated other comprehensive loss. The realized losses recognized due to the first quarter transactions were earned back within the 2023 fiscal year, and the realized losses recognized due to the fourth quarter transactions are expected to be earned back within 14 months.
Statement of Operations Highlights:
•Net interest income for the fourth quarter of 2023 decreased $4.9 million, or 5%, compared to the linked quarter and increased $17.8 million, or 25%, compared to the fourth quarter of 2022.
◦Net interest margin decreased 27 basis points to 4.44% for the fourth quarter of 2023, compared to the linked quarter, and was flat compared to the fourth quarter of 2022. The decrease in net interest margin when compared to the linked quarter was primarily driven by increases in interest expenses on interest-bearing deposits. The linked quarter was also impacted by a true-up of $1.9 million to the preliminary Limestone-related accretion, which added to net interest income.
◦The decrease in net interest income for the fourth quarter of 2023 when compared to the linked quarter was due to the increase in interest expenses and accretion true-up in the linked quarter mentioned above.
•Peoples recorded a provision for credit losses of $1.3 million for the fourth quarter of 2023, compared to a provision for credit losses of $4.1 million for the third quarter of 2023, and $2.3 million for the fourth quarter of 2022.
◦The decrease in the provision for credit losses for the fourth quarter of 2023 compared to the linked quarter was due primarily to an improvement of macro-economic conditions used within the current expected credit loss ("CECL") model and the release of reserves on individually analyzed loans, partially offset by an increase in charge-off activity.
◦Net charge-offs were $3.5 million, or 0.23% of average total loans, annualized, for the fourth quarter of 2023, compared to $2.3 million, or 0.15% of average total loans, annualized, for the linked quarter and $2.1 million, or 0.18% of average total loans, annualized, for the fourth quarter of 2022.
◦For the full year of 2023, net charge-offs were $8.5 million, or 0.15% of average total loans, up from $7.3 million, or 0.16% of average total loans, for 2022.
•Total non-interest income, excluding net gains and losses, increased $2.8 million, or 12%, for the fourth quarter of 2023 compared to the linked quarter, and increased $6.8 million, or 35%, compared to the fourth quarter of 2022.
◦The increase in total non-interest income, excluding gains and losses, for the fourth quarter of 2023, compared to the third quarter of 2023 was largely driven by an increase in lease income, primarily from an increase in net gains on lease terminations, partially offset by a decrease in other non-interest income.
◦Total non-interest income, excluding net gains and losses, for the full year of 2023 was 22% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses).
•Total non-interest expense for the fourth quarter of 2023 decreased $4.0 million, or 6%, compared to the linked quarter and increased $14.3 million, or 27%, compared to the fourth quarter of 2022.
◦The decrease in total non-interest expense for the fourth quarter of 2023 when compared to the linked quarter was primarily attributable to decreases in acquisition-related expenses as well as expenses recognized in the linked quarter in relation to the pension plan termination.
◦The efficiency ratio was 56.0% for the fourth quarter of 2023. When adjusted for non-core expenses, the efficiency ratio was 54.8% for the fourth quarter of 2023.
Balance Sheet Highlights:
•Period-end total loan and lease balances at December 31, 2023 increased $74.8 million, or 5% annualized, compared to at September 30, 2023.

◦The increases in period-end and average total loan and lease balances were primarily the result of growth in (i) commercial and industrial loans, (ii) premium finance loans, and (iii) leases, partially offset by reductions in construction loans and direct and indirect consumer loans.
•Asset quality metrics remained stable during the fourth quarter of 2023.
◦Delinquency trends remained relatively stable as loans considered current comprised 98.6% of the loan portfolio at December 31, 2023, compared to 99.0% at September 30, 2023.
◦Nonperforming assets at December 31, 2023 decreased $3.4 million when compared to at September 30, 2023, primarily driven by a decrease in loans 90 days or more past due and accruing.
◦Criticized loans increased $22.1 million during the fourth quarter of 2023. The increase was primarily driven by downgrades of commercial real estate relationships.
◦Classified loans decreased $4.8 million during the fourth quarter of 2023, driven by loan pay-offs.
•Period-end total deposit balances at December 31, 2023 increased $114.8 million, or 2%, compared to at September 30, 2023.
◦The increase was primarily driven by increases in retail certificate of deposit accounts and money market deposit accounts partially offset by reductions in (i) savings accounts, (ii) interest-bearing demand deposit accounts, (iii) governmental deposit accounts, and (iv) brokered certificates of deposit accounts
◦Total demand deposit balances were 38%, 39% and 48% of total deposits at December 31, 2023, at September 30, 2023 and at December 31, 2022, respectively.
◦The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at December 31, 2023 were 80% and 20%, respectively, compared to 79% and 21%, respectively, at September 30, 2023.
◦Total loan balances were 86% of total deposit balances at December 31, 2023 and at September 30, 2023.
◦Deposit balances that exceeded the Federal Deposit Insurance Corporation ("FDIC") insurance limit of $250,000 were 31% of total deposits at both December 31, 2023 and September 30, 2023. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $788.7 million, or 40%, of the uninsured deposit balances at December 31, 2023.
Net Interest Income
Net interest income was $88.4 million for the fourth quarter of 2023, a decrease of $4.9 million, or 5%, compared to the linked quarter. Net interest margin was 4.44% for the fourth quarter of 2023, compared to 4.71% for the linked quarter. The decreases in net interest income and net interest margin were primarily driven by an increase in interest expenses on deposits partially offset by improved loan and investment yields when compared to the linked quarter. The linked quarter was also impacted by a true-up of $1.9 million to the preliminary Limestone-related accretion, which added to net interest income.
Net interest income for the fourth quarter of 2023 increased $17.8 million, or 25%, compared to the fourth quarter of 2022. The increase in net interest income compared to the fourth quarter of 2022 was driven by increases in market interest rates, the Limestone Merger, and organic growth. Net interest margin was flat when compared to the fourth quarter of 2022, as the increase in total interest income was offset primarily by an increase in interest expenses on deposits.
Accretion income, net of amortization expense, from acquisitions was $9.3 million for the fourth quarter of 2023, $9.5 million for the third quarter of 2023 and $2.2 million for the fourth quarter of 2022, which added 47 basis points, 52 basis points and 14 basis points, respectively, to net interest margin. The decrease in accretion income for the fourth quarter of 2023 when compared to the linked quarter was driven by a third quarter 2023 true-up to the preliminary Limestone-related accretion. The increase in accretion income for the current quarter compared to the fourth quarter of 2022 was a result of the accretion from the Limestone Merger.
Net interest income increased $85.9 million, or 34%, for 2023 compared to 2022, and net interest margin increased 59 basis points to 4.56%. The increase in net interest income for 2023 was driven by increases in market interest rates, the additional net interest income from the Limestone Merger, and improvement in investment yields. Partially offsetting these benefits was an increase in interest expense resulting from a shift in the composition of funding sources combined with an increase in market interest rates for deposits and other funding sources.
Accretion income, net of amortization expense, from acquisitions was $25.2 million for 2023 and $11.6 million for 2022, which added 34 basis points and 19 basis points to net interest margin for the full years of 2023 and 2022, respectively. The increase in accretion income for the full year of 2023 compared to the same 2022 period was due to higher accretion recognized in 2023, primarily from the Limestone Merger, than was recognized in 2022 from prior acquisitions.

Provision for (Recovery of) Credit Losses:
The provision for credit losses was $1.3 million for the fourth quarter of 2023, compared to $4.1 million for the linked quarter and $2.3 million for the fourth quarter of 2022. The decrease in the provision for credit losses for the fourth quarter of 2023 compared to the linked quarter was due primarily to an improvement of macro-economic conditions used within the CECL model, and the release of reserves on individually analyzed loans, partially offset by an increase in charge-off activity. The provision for credit losses for the fourth quarter of 2022 was largely attributable to a deterioration of macro-economic conditions and an increase in charge-off activity, partially offset by a release of reserves on individually analyzed loans.
For the full year of 2023, the provision for credit losses was $15.2 million, compared to a recovery of credit losses of $3.5 million for 2022. The provision for credit losses during 2023 was driven by (i) the addition of the provision for the non-purchased credit deteriorated loans acquired in the Limestone Merger, (ii) loan growth and (iii) an increase in charge-offs, partially offset by a release of reserves on individually analyzed loans and the use of updated loss drivers. The recovery of credit losses during 2022 was primarily due to the impact of economic forecast improvement in the CECL model, coupled with loan pay-offs during certain periods.
Net charge-offs for the fourth quarter of 2023 were $3.5 million, or 0.23% annualized, of average total loans, compared to $2.3 million, or 0.15% annualized, of average total loans, for the linked quarter and $2.1 million, or 0.18% annualized, of average total loans, for the fourth quarter of 2022. Net charge-offs for the full year of 2023 were $8.5 million, or 0.15%, of average total loans, compared to $7.3 million, or 0.16% of average total loans, for the full year of 2022. For additional information on credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. Net loss for the fourth quarter of 2023 was $2.2 million, compared to net loss of $0.3 million for the linked quarter, and net loss of $0.5 million in the fourth quarter of 2022. The net loss for the fourth quarter of 2023 was primarily due to the $1.7 million pre-tax net loss ($1.3 million after-tax) on the sales of available-for-sale investment securities mentioned above during the fourth quarter of 2023. The net loss for the linked quarter was due to $0.3 million of net losses on repossessed assets. The fourth quarter of 2022 net loss was due to $0.3 million of net losses on repossessed assets and $0.2 million of net losses on sales of investment securities.
For the full year of 2023, net loss was $6.5 million compared to net loss of $0.7 million in 2022. The increase in net loss for the full year of 2023 when compared to the same period of 2022 was primarily driven by the $3.6 million pre-tax ($2.9 million after-tax) net loss on the sales of available-for-sale investment securities during the first and fourth quarters of 2023, as mentioned above, and a $1.6 million write-down of an other real estate owned ("OREO") property during the second quarter of 2023. The net loss during 2022 was driven by $0.3 million of net losses on repossessed assets, $0.2 million of net losses on other transactions, and $0.1 million of net losses on OREO.
Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the fourth quarter of 2023 increased $2.8 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was primarily impacted by increases of $2.9 million and $0.4 million in lease income and electronic banking income, respectively. The increase in lease income was due to a large lease buyout in the fourth quarter of 2023, while the increase in electronic banking income was due to an increase in customer activity. Partially offsetting the increases was a $0.5 million decrease in other non-interest income.
Compared to the fourth quarter of 2022, total non-interest income, excluding net gains and losses, increased $6.8 million for the fourth quarter of 2023, primarily due to (i) a $1.7 million increase in electronic banking income, (ii) a $1.5 million increase in lease income, (iii) a $0.7 million increase in deposit account service charges, (iv) a $0.6 million increase in insurance income, and (v) a $0.5 million increase in bank owned life insurance income. Insurance income increased due to new business and market increases for premiums. The other increases for the fourth quarter of 2023, when compared to the fourth quarter of 2022, were primarily due to the additional customers brought in from the Limestone Merger.
For the full year of 2023, total non-interest income, excluding net gains and losses, increased $14.4 million compared to 2022. The increase was driven by (i) a $4.1 million increase in electronic banking income, (ii) a $2.3 million increase in insurance income primarily due to growth in the property and casualty insurance line, (iii) a $2.1 million increase in deposit account service charges, (iv) a $1.5 million increase in bank owned life insurance income, and (v) a $2.7 million increase in other non-interest income. Insurance income increased due to new business and market increases for premiums. The increase in other non-interest income was due to an increase in operating lease income, which was partially offset by operating lease expense recognized in other non-interest expense. The other increases for the full year of 2023, when compared to the full year of 2022, were primarily due to the additional customers brought in from the Limestone Merger.

Total Non-interest Expense:
Total non-interest expenses for the fourth quarter and for the year ended December 31, 2023, were impacted by the Limestone Merger and acquisition-related non-interest expenses, which added $1.3 million and $17.0 million, respectively, across various line-items within non-interest expense. During the fourth quarter of 2023, the acquisition-related expenses recognized were primarily attributable to professional fees attributable to the Limestone Merger and system conversion costs. For the third quarter of 2023, the acquisition-related expenses recognized were primarily driven by early contract termination fees, system conversion costs, salaries and employee benefit costs, and professional fees related to the Limestone Merger.
The table below summarizes the amount of acquisition-related expenses for each line item that is a component of non-interest expense. Acquisition-related expenses are considered a non-core non-interest expense by Peoples. This information is used by Peoples to provide information useful to investors in understanding Peoples' operating performance and trends.

	Three Months Ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-interest expense:
Salaries and employee benefit costs	$37,370	$36,608	$28,758	$144,031	$112,690
Data processing and software expense	6,029	6,288	5,013	21,607	14,241
Net occupancy and equipment expense	5,532	5,501	4,847	21,368	19,516
Professional fees	3,266	3,456	3,310	17,041	12,094
Amortization of other intangible assets	3,271	3,280	1,998	11,222	7,763
Electronic banking expense	1,991	1,836	1,097	7,150	9,231
Marketing expense	1,463	1,267	737	5,017	3,728
FDIC insurance premiums	1,260	1,260	781	4,785	3,702
Franchise tax expense	862	772	546	3,540	3,487
Communication expense	745	752	611	2,834	2,484
Other loan expenses	726	856	947	2,859	2,735
Other non-interest expense	5,174	9,820	4,721	25,033	15,476
Total non-interest expense	67,689	71,696	53,366	266,487	207,147
Acquisition-related non-interest expense:
Salaries and employee benefit costs	119	562	—	5,827	29
Data processing and software expense	560	1,289	—	1,850	410
Net occupancy and equipment expense	78	2	15	109	50
Professional fees	530	429	616	6,062	2,407
Electronic banking expense	—	—	—	115	(92)
Marketing expense	20	38	5	81	51
Communication expense	—	1	1	1	2
Other loan expenses	1	—	(4)	2	(4)
Other non-interest expense	(32)	2,113	69	2,923	163
Total acquisition-related non-interest expense	1,276	4,434	702	16,970	3,016
Non-interest expense excluding acquisition-related expense:
Salaries and employee benefit costs	37,251	36,046	28,758	138,204	112,661
Data processing and software expense	5,469	4,999	5,013	19,757	13,831
Net occupancy and equipment expense	5,454	5,499	4,832	21,259	19,466
Professional fees	2,736	3,027	2,694	10,979	9,687
Amortization of other intangible assets	3,271	3,280	1,998	11,222	7,763
Electronic banking expense	1,991	1,836	1,097	7,035	9,323
Marketing expense	1,443	1,229	732	4,936	3,677
FDIC insurance premiums	1,260	1,260	781	4,785	3,702
Franchise tax expense	862	772	546	3,540	3,487
Communication expense	745	751	610	2,833	2,482
Other loan expenses	725	856	951	2,857	2,739
Other non-interest expense	5,206	7,707	4,652	22,110	15,313
Total non-interest expense excluding acquisition-related expense	$66,413	$67,262	$52,664	$249,517	$204,131

Total non-interest expense decreased $4.0 million, or 6%, for the fourth quarter of 2023, compared to the linked quarter. Excluding acquisition-related expense, total non-interest expense decreased $0.8 million, or 1%, primarily due to decreases of $2.5 million in other non-interest expense and $0.3 million in professional fees. The decrease in other non-interest expense was due to expenses recognized in the linked quarter in relation to the pension plan termination as well a

$0.3 million decrease in operating lease depreciation expenses. Partially offsetting the decreases in total non-interest expense, excluding acquisition expenses, were increases of $1.2 million in salaries and employee benefit costs and $0.5 million in data processing and software expense. The increase in salaries and employee benefit costs was due to incentive compensation recognized during the fourth quarter of 2023, and the increase in data processing and software expense was primarily due to growth.
Compared to the fourth quarter of 2022, total non-interest expense increased $14.3 million, or 27%. Excluding acquisition-related expenses, non-interest expenses increased $13.7 million, or 26%, due to increases in all non-interest expense line items except for other loan expenses, which decreased $0.2 million. The increases were impacted by total non-interest expenses attributable to the Limestone Merger, excluding acquisition-related expense. A majority of the remaining variance, excluding acquisition-related expense, was due to the increased expenses associated with the increased size of the company following the Limestone Merger. The increase in other non-interest expenses was primarily due to the previously discussed pension plan settlement charges and a $0.6 million increase in operating lease depreciation expenses.
For the full year of 2023, total non-interest expense increased $59.3 million, or 29%, compared to 2022. Excluding acquisition-related expenses, non-interest expenses increased $45.4 million, or 22%, due to increases in all non-interest expense line items except for electronic banking expense, which decreased $2.3 million when compared to 2022. The increases were primarily driven by non-interest expenses, excluding acquisition-related expenses, attributable to the Limestone Merger, as well as organic growth. The increase in other non-interest expense was also driven by the previously discussed pension plan settlement charges and a $1.7 million increase in operating lease depreciation expenses. Electronic banking expense decreased when compared to 2022 due to reduced costs for Peoples' online banking platform and a reclassification of those costs relative to the prior period to data processing and software expense.
The efficiency ratio for the fourth quarter of 2023 was 56.0%, compared to 58.4% for the linked quarter and 56.7% for the fourth quarter of 2022. The efficiency ratio improved compared to the linked quarter mainly as the result of a decrease in total non-interest expenses and an increase in non-interest income, partially offset by a decrease in net interest income, primarily due to higher interest expenses in the fourth quarter of 2023. The improvement in the efficiency ratio compared to the prior year quarter was primarily due to higher net interest income due to increases in market interest rates and the additional customers from the Limestone Merger, which was mostly offset by the increase in non-interest expense. The efficiency ratio, adjusted for non-core items, was 54.9% for the fourth quarter of 2023, compared to 52.5% for the linked quarter, and 55.9% for the fourth quarter of 2022. For the full year of 2023, the efficiency ratio was 58.7%, compared to 59.6% for 2022. Adjusted for non-core items, the efficiency ratio for the full year of 2023 was 54.4%, compared to 58.6% for 2022. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $9.7 million with an effective tax rate of 22.3% for the fourth quarter of 2023, compared to income tax expense of $8.8 million with an effective tax rate of 21.7% for the linked quarter and income tax expense of $7.1 million with an effective tax rate of 21.0% for the fourth quarter of 2022. The increase in income tax expense when compared to the fourth quarter of 2022 was primarily due to higher pre-tax income.
Peoples recognized income tax expense of $31.8 million with an effective tax rate of 21.9% for the full year of 2023, compared to $27.3 million with an effective tax rate 21.3% for the full year of 2022. The increase was driven by higher pre-tax income and a higher effective tax rate primarily due to apportionment in additional states due to recent acquisitions.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at December 31, 2023, increased $29.7 million when compared to at September 30, 2023, and decreased $83.1 million when compared to at December 31, 2022. The increase in the balance when compared to at September 30, 2023, was due to an increase in market value of available-for-sale investment securities after a decline in market interest rates for those securities during the fourth quarter of 2023. The decrease in the balance when compared to at December 31, 2022, was due to a reduction in market value of available-for-sale investment securities driven by increases in market interest rates when compared to at December 31, 2022, and the sales of the lower-yielding available-for-sale securities during the first and fourth quarters of 2023 as mentioned above. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $104.2 million, $148.1 million, and $129.9 million at December 31, 2023, at September 30, 2023, and at December 31, 2022, respectively.
The held-to-maturity investment securities balance at December 31, 2023, increased $8.2 million and $123.4 million when compared to at September 30, 2023, and at December 31, 2022, respectively. The increases when compared to prior periods were driven by purchases of agency mortgage-backed securities, agency collateralized mortgage obligations, and agency debentures. Most of the securities purchased during 2023 were classified as held-to-maturity, which has contributed to the reduction of available-for-sale investment securities as a percentage of the bond portfolio. Management purchased these securities to increase portfolio yield and reduce Peoples' sensitivity to falling intermediate and long-term interest rates. The balances of net unrealized losses on held-to-maturity investment securities were $71.6 million, $105.5 million, and $81.7 million at December 31, 2023, at September 30, 2023, and at December 31, 2022, respectively.
The duration of the investment portfolio as of December 31, 2023, was estimated to be 5.53 years. The duration of Peoples’ investments is managed as part of its Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile, which is discussed in further detail below.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other contingent sources of liquidity to ensure the availability of funds. At December 31, 2023, Peoples had liquid and liquefiable assets totaling $616.6 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At December 31, 2023, Peoples had a borrowing capacity of $665.9 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally at December 31, 2023, Peoples had other contingent sources of liquidity totaling $2.1 billion.
Loans and Leases:
The period-end total loan and lease balances at December 31, 2023, increased $74.8 million, or 5% annualized, compared to at September 30, 2023. The increase in the period-end total loan and lease balances was primarily driven by increases of (i) $54.6 million in commercial and industrial loans, (ii) $13.9 million in premium finance loans, (iii) $11.4 million in leases, and (iv) $7.0 million in other commercial real estate loans, partially offset by reductions of $10.0 million in construction loans and $4.2 million in direct consumer loans.
The period-end total loan and lease balances at December 31, 2023, increased $1.5 billion, compared to at December 31, 2022, primarily due to the Limestone Merger. Excluding the loans acquired in the Limestone Merger, the period-end loan and lease balance increased $472.2 million, or 10%, driven by increases of $203.6 million, $76.6 million, $68.9 million, $44.0 million, $37.9 million, and $37.0 million in other commercial real estate loans, commercial and industrial loans, leases, premium finance loans, construction loans, and indirect consumer loans, respectively.
Quarterly average total loan balances increased $78.6 million compared to the linked quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of growth of (i) $48.9 million in other commercial real estate loans (ii) $16.4 million in commercial and industrial loans, (iii) $15.7 million in leases, (iv) $10.5 million in premium finance loans, and (v) $9.6 million in indirect consumer loans, partially offset by reductions of $13.2 million in commercial real estate construction loans and $11.8 million in residential real estate loans.
Compared to the fourth quarter of 2022, quarterly average loan balances in the current quarter increased $1.4 billion, or 31%. The increase was driven by loans acquired in the Limestone Merger, and to lesser extents, growth in other commercial real estate loans, commercial and industrial loans, leases, premium finance loans, construction loans, and indirect consumer loans.
Asset Quality:
Overall, asset quality remained stable through the fourth quarter of 2023. Total nonperforming assets at December 31, 2023, decreased $3.4 million, or 8%, compared to at September 30, 2023, and decreased $6.1 million, or 14%, compared to at December 31, 2022. The decrease in nonperforming assets compared to the linked quarter was primarily due to a decrease in the balance of loans and leases 90 days or more past due. The decrease in nonperforming assets compared to at December 31, 2022, was also impacted by reductions in nonaccrual commercial real estate loans and OREO. Nonperforming assets as a percent of total loans and OREO was 0.63% at December 31, 2023, down from 0.70% at September 30, 2023, and 0.96% at December 31, 2022.
Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $22.1 million, or 10%, compared to at September 30, 2023, and increased $43.9 million, or 23%, compared to at December 31, 2022. As a percent of total loans, criticized loans were 3.82% at December 31, 2023, compared to 3.50% at September 30, 2023, and 4.07% at December 31, 2022. The increase in the amount of criticized loans compared to at September 30, 2023 was primarily driven by downgrades of commercial real estate loans. Compared to December 31, 2022, the increase in the amount of criticized loans was primarily driven by the acquisition of criticized loans in the Limestone Merger. However, criticized loans as a percent of total loans decreased, as criticized loans made up a smaller relative portion of the total loans acquired in the Limestone Merger.
Classified loans, which are those categorized as substandard or doubtful, decreased $4.8 million, or 4%, compared to at September 30, 2023, and increased $30.4 million, or 34%, compared to at December 31, 2022. As a percent of total loans, classified loans were 1.95% at December 31, 2023, compared to 2.05% at September 30, 2023, and 1.90% at December 31, 2022. The decrease in classified loans compared to at September 30, 2023, was driven by classified loan pay-offs. The increase in classified loans when compared to at December 31, 2022, was primarily driven by the acquisition of classified loans in the Limestone Merger.
Annualized net charge-offs were 0.23% of average total loans for the fourth quarter of 2023, compared to 0.15% for the linked quarter, and 0.18% for the fourth quarter of 2022. The increase relative to the linked quarter was driven by an increase in charge-offs on (i) leases, (ii) commercial and industrial loans, and (iii) indirect consumer loans, partially offset by increases in recoveries on other commercial real estate and residential real estate loans, during the fourth quarter of 2023. The increase in net charge-offs during the fourth quarter of 2023 versus the prior year fourth quarter was primarily attributable to an increase in charge-offs on (i) leases, (ii) commercial industrial loans, and (iii) indirect consumer loans, partially offset by increases in recoveries on other commercial real estate and residential real estate loans, during the fourth quarter of 2023. Net charge-offs were 0.15% of average total loans for 2023, compared to 0.16% for 2022.
At December 31, 2023, the allowance for credit losses decreased $0.9 million when compared to at September 30, 2023, and increased $8.8 million when compared to at December 31, 2022. The ratio of the allowance for credit losses as a percent of total loans decreased to 1.01% at December 31, 2023, compared to 1.03% at September 30, 2023, and 1.13% at December 31, 2022.
Deposits:
As of December 31, 2023, period-end total deposits increased $114.8 million, or 2%, compared to at September 30, 2023. The increase was primarily driven by increases of $244.7 million in retail certificate of deposit accounts and $44.6 million in money market deposit accounts partially offset by reductions of (i) $67.9 million in savings accounts, (ii) $36.7 million in interest-bearing demand deposit accounts, (iii) $34.9 million in governmental deposit accounts, and (iv) $33.5 million in brokered certificates of deposit accounts. The decrease in governmental deposit accounts is a typical seasonal trend that occurs during the fourth quarter of each year.
Compared to December 31, 2022, period-end deposit balances increased $1.4 billion, or 25%. The increase was primarily driven by deposits acquired in the Limestone Merger. Excluding Limestone deposit balances, total deposits at December 31, 2023 increased $483.2 million, or 8%, compared to at December 31, 2022, primarily due to increases of $669.3 million in retail certificates of deposit and $449.8 million in brokered certificates of deposit, partially offset by decreases of $228.9 million, $224.7 million, and $192.9 million in non-interest bearing deposits, savings accounts, and interest-bearing demand deposit accounts, respectively.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at December 31, 2023 were 80% and 20%, respectively, compared to 79% and 21%, respectively, at September 30, 2023, and 74% and 26%, respectively, at December 31, 2022.
Uninsured deposits were 31%, 31%, and 33% of total deposits at December 31, 2023, at September 30, 2023, and at December 31, 2022, respectively. Uninsured amounts are estimated based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $788.7 million, or 40%, $812.7 million, or 42%, and $651.2 million, or 36% of the uninsured deposit balances at December 31, 2023, at September 30, 2023, and at December 31, 2022, respectively.
Average deposit balances during the fourth quarter of 2023 increased $33.6 million when compared to the linked quarter, and increased $1.3 billion, or 22%, when compared to the fourth quarter of 2022. For the full year of 2023, average deposit balances grew $740.6 million, or 13%, driven by deposits acquired in the Limestone Merger. Total demand deposit accounts comprised 38%, 39% and 48% of total deposits at December 31, 2023, at September 30, 2023 and at December 31, 2022, respectively.
Stockholders' Equity:
Total stockholders' equity at December 31, 2023, increased $60.3 million, or 6%, compared to at September 30, 2023. This change was primarily driven by a $42.2 million decrease in accumulated other comprehensive loss and net income of $33.8 million during the quarter, partially offset by dividends paid of $14.1 million. The change in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at December 31, 2023, increased $268.2 million, or 34%, compared to at December 31, 2022, which was due to (i) the issuance of 6.8 million common shares (valued at $177.9 million) in the Limestone Merger, (ii) net income of $113.4 million for the full year of 2023, and (iii) a decrease in other comprehensive loss of $25.5 million, partially offset by dividends paid of $52.1 million and share repurchases of $3.0 million.
At December 31, 2023, the tier 1 risk-based capital ratio was 12.65%, compared to 12.31% at September 30, 2023, and 12.19% at December 31, 2022. The common equity tier 1 risk-based capital ratio was 11.82% at December 31, 2023, compared to 11.57% at September 30, 2023, and 11.92% at December 31, 2022. The total risk-based capital ratio was 13.46% at December 31, 2023, compared to 13.14% at September 30, 2023, and 13.06% at December 31, 2022. Peoples adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios. Compared to at

September 30, 2023, these ratios improved due to higher net income. When compared to at December 31, 2022, the tier 1 risk-based capital and the total risk-based capital ratios improved due to higher net income, partially offset by the impact of the Limestone Merger and dividends paid. The common equity tier 1 risk-based capital ratio at December 31, 2023 decreased compared to at December 31, 2022 due to the common shares issued in the Limestone Merger.
At December 31, 2023, book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $29.83 and $18.16, respectively, compared to $28.06 and $16.52, respectively, at September 30, 2023, and $27.76 and $16.23, respectively, at December 31, 2022. The ratio of total stockholders' equity to total assets increased 40 basis points when compared to September 30, 2023. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, increased 48 basis points when compared to at September 30, 2023, due primarily to the changes in equity noted above. Compared to at December 31, 2022, the total stockholders' equity to total assets ratio increased from 10.90% to 11.50%, and the tangible equity to tangible assets ratio increased from 6.67% to 7.33%.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.2 billion in total assets as of December 31, 2023, and 150 locations, including 133 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss fourth quarter and full year 2023 results of operations on January 23, 2024, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, pension settlement charges, COVID-19-related expenses and COVID-19 Employee Retention Credits received.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, pension settlement charges, COVID-19-related expenses, COVID-19 Employee Retention Credits received and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.

◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, COVID-19-related expenses, and COVID-19 Employee Retention Credits received) divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, COVID-19-related expenses and COVID-19 Employee Retention Credits received.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1)the effects of interest rate policies, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures and the impact of rising interest rates on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the ongoing increasing interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, including the Limestone Merger that closed in April 2023, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer

Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners) and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)the replacement of the London Interbank Offered Rate ("LIBOR") with other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
(15)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(16)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(17)Peoples' ability to receive dividends from Peoples' subsidiaries;
(18)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(19)the impact of larger or similar-sized financial institutions encountering problems, such as the closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(20)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(21)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;

(22)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(23)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(24)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(25)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(26)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(27)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts (including Russia’s war in Ukraine and the recent conflicts involving Israel and Hamas);
(28)the potential further deterioration of the U.S. economy due to financial, political or other shocks;
(29)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(30)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(31)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(32)Peoples' ability to integrate the Limestone Merger, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(33)the risk that expected revenue synergies and cost savings from the Limestone Merger may not be fully realized or realized within the expected time frame;
(34)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(35)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(36)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(37)the effect of a fall in stock market prices on the asset and wealth management business; and
(38)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and under the heading “ITEM 1A. RISK FACTORS” in Part II of Peoples’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023, and September 30, 2023. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.

As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its December 31, 2023 consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.
PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
PER COMMON SHARE:
Earnings per common share:
Basic	$0.97	$0.91	$0.96	$3.46	$3.61
Diluted	0.96	0.90	0.95	3.44	3.60
Cash dividends declared per common share	0.39	0.39	0.38	1.55	1.50
Book value per common share (a)	29.83	28.06	27.76	29.83	27.76
Tangible book value per common share (a)(b)	18.16	16.52	16.23	18.16	16.23
Closing price of common shares at end of period	$33.76	$25.38	$28.25	$33.76	$28.25

SELECTED RATIOS:
Return on average stockholders' equity (c)	13.39%	12.59%	13.86%	12.05%	12.69%
Return on average tangible equity (c)(d)	24.45%	23.04%	25.56%	21.96%	22.60%
Return on average assets (c)	1.52%	1.44%	1.51%	1.37%	1.43%
Return on average assets adjusted for non-core items (c)(e)	1.64%	1.69%	1.56%	1.61%	1.47%
Efficiency ratio (f)(i)	55.95%	58.36%	56.74%	58.68%	59.59%
Efficiency ratio adjusted for non-core items (g)(i)	54.85%	52.51%	55.91%	54.35%	58.59%
Pre-provision net revenue to total average assets (c)(h)	2.11%	2.03%	2.06%	2.01%	1.77%
Net interest margin (c)(i)	4.44%	4.71%	4.44%	4.56%	3.97%
Dividend payout ratio (j)	41.75%	43.26%	40.02%	45.93%	41.89%
(a)Data presented as of the end of the period indicated.

(b)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c)Ratios are presented on an annualized basis.
(d)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e)Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, COVID-19-related expenses and COVID-19 Employee Retention Credits received. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g)The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, pension settlement charges, COVID-19-related expenses, COVID-19 Employee Retention Credits received, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h)Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This measure represents a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(i)Information presented on a fully tax-equivalent basis, using a 23.3% blended corporate income tax rate for all periods presented.
(j)This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$125,244	$123,593	$76,202	$439,403	$269,554
Total interest expense	36,875	30,319	5,589	100,029	16,112
Net interest income	88,369	93,274	70,613	339,374	253,442
Provision for (recovery of) credit losses	1,285	4,053	2,301	15,174	(3,510)
Net interest income after provision for (recovery of) credit losses	87,084	89,221	68,312	324,200	256,952

Non-interest income:
Electronic banking income	6,835	6,466	5,161	25,210	21,094
Insurance income	4,337	4,250	3,732	18,016	15,727
Trust and investment income	4,374	4,288	3,915	17,160	16,391
Deposit account service charges	4,490	4,516	3,766	16,682	14,583
Lease income (loss)	2,822	(66)	1,336	5,552	4,267
Bank owned life insurance income	1,227	1,375	702	4,151	2,624
Mortgage banking income	338	237	281	1,078	1,397
Net loss on asset disposals and other transactions	(619)	(307)	(302)	(2,837)	(616)
Net loss on investment securities	(1,592)	(7)	(168)	(3,700)	(61)
Other non-interest income	1,922	2,452	611	6,101	3,430
Total non-interest income	24,134	23,204	19,034	87,413	78,836

Non-interest expense:
Salaries and employee benefit costs	37,370	36,608	28,758	144,031	112,690
Data processing and software expense	6,029	6,288	5,013	21,607	14,241
Net occupancy and equipment expense	5,532	5,501	4,847	21,368	19,516
Professional fees	3,266	3,456	3,310	17,041	12,094
Amortization of other intangible assets	3,271	3,280	1,998	11,222	7,763
Electronic banking expense	1,991	1,836	1,097	7,150	9,231
Marketing expense	1,463	1,267	737	5,017	3,728
FDIC insurance expense	1,260	1,260	781	4,785	3,702
Franchise tax expense	862	772	546	3,540	3,487
Other loan expenses	726	856	947	2,859	2,735
Communication expense	745	752	611	2,834	2,484
Other non-interest expense	5,174	9,820	4,721	25,033	15,476
Total non-interest expense	67,689	71,696	53,366	266,487	207,147
Income before income taxes	43,529	40,729	33,980	145,126	128,641
Income tax expense	9,704	8,847	7,131	31,763	27,349
Net income	$33,825	$31,882	$26,849	$113,363	$101,292

PER COMMON SHARE DATA:
Net income available to common shareholders	$33,825	$31,882	$26,849	$113,363	$101,292
Less: Dividends paid on unvested common shares	143	143	102	531	354
Less: Undistributed loss allocated to unvested common shares	79	79	30	269	96
Net earnings allocated to common shareholders	$33,603	$31,660	$26,717	$112,563	$100,842

Weighted-average common shares outstanding	34,794,313	34,818,346	27,843,203	32,533,086	27,908,022
Effect of potentially dilutive common shares	295,512	243,551	138,453	227,722	91,580

Total weighted-average diluted common shares outstanding	35,089,825	35,061,897	27,981,656	32,760,808	27,999,602

Earnings per common share – basic	$0.97	$0.91	$0.96	$3.46	$3.61
Earnings per common share – diluted	$0.96	$0.90	$0.95	$3.44	$3.60
Cash dividends declared per common share	$0.39	$0.39	$0.38	$1.55	$1.50

Weighted-average common shares outstanding – basic	34,794,313	34,818,346	27,843,203	32,533,086	27,908,022
Weighted-average common shares outstanding – diluted	35,089,825	35,061,897	27,981,656	32,760,808	27,999,602
Common shares outstanding at the end of period	35,314,745	35,395,990	28,287,837	35,314,745	28,287,837

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$111,680	$94,679
Interest-bearing deposits in other banks	315,042	59,343
Total cash and cash equivalents	426,722	154,022
Available-for-sale investment securities, at fair value (amortized cost of
$1,184,288 at December 31, 2023 and $1,300,719 at December 31, 2022) (a)	1,048,322	1,131,399
Held-to-maturity investment securities, at amortized cost (fair value of
$612,022 at December 31, 2023 and $478,509 at December 31, 2022) (a)	683,657	560,212
Other investment securities, at cost	63,421	51,609
Total investment securities (a)	1,795,400	1,743,220
Loans and leases, net of deferred fees and costs (b)	6,159,196	4,707,150
Allowance for credit losses	(62,011)	(53,162)
Net loans and leases	6,097,185	4,653,988
Loans held for sale	1,866	2,140
Bank premises and equipment, net of accumulated depreciation	103,856	82,934
Bank owned life insurance	140,554	105,292
Goodwill	362,169	292,397
Other intangible assets	50,003	33,932
Other assets	179,627	139,379
Total assets	$9,157,382	$7,207,304
Liabilities
Deposits:
Non-interest-bearing	$1,567,649	$1,589,402
Interest-bearing	5,584,648	4,127,539
Total deposits	7,152,297	5,716,941
Short-term borrowings	601,121	500,138
Long-term borrowings	216,241	101,093
Accrued expenses and other liabilities	134,189	103,804
Total liabilities	$8,103,848	$6,421,976

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at December 31, 2023 and December 31, 2022	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,736,041 shares issued at December 31, 2023 and 29,857,920 shares issued at December 31, 2022, including shares in treasury	865,227	686,450
Retained earnings	327,237	265,936
Accumulated other comprehensive loss, net of deferred income taxes	(101,590)	(127,136)
Treasury stock, at cost, 1,511,348 common shares at December 31, 2023 and 1,643,461 common shares at December 31, 2022	(37,340)	(39,922)
Total stockholders' equity	1,053,534	785,328
Total liabilities and stockholders' equity	$9,157,382	$7,207,304

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $238, respectively, as of December 31, 2023 and $0 and $241, respectively, as of December 31, 2022.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2023	2023	2023	2023	2022
Loan Portfolio
Construction	$364,019	$374,016	$418,741	$232,296	$246,941
Commercial real estate, other	2,196,957	2,189,984	2,071,514	1,481,062	1,423,518
Commercial and industrial	1,183,423	1,128,809	1,160,310	891,139	892,634
Premium finance	203,177	189,251	162,357	158,263	159,197
Leases	414,060	402,635	377,791	354,641	345,131
Residential real estate	791,095	791,965	791,442	712,602	723,360
Home equity lines of credit	208,675	203,940	199,221	174,383	177,858
Consumer, indirect	666,472	668,371	654,371	647,177	629,426
Consumer, direct	130,332	134,562	138,019	107,406	108,363
Deposit account overdrafts	986	857	830	749	722
Total loans and leases	$6,159,196	$6,084,390	$5,974,596	$4,759,718	$4,707,150
Total acquired loans and leases (a)	$1,827,730	$1,925,554	$2,032,505	$1,024,739	$1,108,728
Total originated loans and leases	$4,331,466	$4,158,836	$3,942,091	$3,734,979	$3,598,422
Deposit Balances
Non-interest-bearing deposits (b)	$1,567,649	$1,569,095	$1,682,634	$1,555,064	$1,589,402
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,144,357	1,181,079	1,225,646	1,085,169	1,160,182
Retail certificates of deposit	1,443,417	1,198,733	950,783	622,091	530,236
Money market deposit accounts	775,488	730,902	718,633	579,106	617,029
Governmental deposit accounts	726,713	761,625	705,596	649,303	625,965
Savings accounts	919,244	987,170	1,116,622	1,024,638	1,068,547
Brokered deposits	575,429	608,914	559,955	273,156	125,580
Total interest-bearing deposits	$5,584,648	$5,468,423	$5,277,235	$4,233,463	$4,127,539
Total deposits	$7,152,297	$7,037,518	$6,959,869	$5,788,527	$5,716,941
Total demand deposits (b)	$2,712,006	$2,750,174	$2,908,280	$2,640,233	$2,749,584
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$6,673	$9,117	$5,924	$4,014	$4,842
Nonaccrual loans	25,229	26,187	28,796	29,980	31,473
Total nonperforming loans (NPLs) (f)	31,902	35,304	34,720	33,994	36,315
Other real estate owned (OREO)	7,174	7,174	7,166	8,778	8,895
Total NPAs	$39,076	$42,478	$41,886	$42,772	$45,210
Criticized loans (c)	$235,239	$213,156	$219,885	$198,812	$191,355
Classified loans (d)	120,027	124,836	110,972	93,168	89,604
Allowance for credit losses as a percent of NPLs (f)	194.38%	178.23%	176.30%	156.80%	146.39%
NPLs as a percent of total loans (f)	0.52%	0.58%	0.58%	0.71%	0.77%
NPAs as a percent of total assets (f)	0.43%	0.48%	0.48%	0.58%	0.63%
NPAs as a percent of total loans and OREO (f)	0.63%	0.70%	0.70%	0.90%	0.96%
Criticized loans as a percent of total loans (c)	3.82%	3.50%	3.68%	4.18%	4.07%
Classified loans as a percent of total loans (d)	1.95%	2.05%	1.86%	1.96%	1.90%
Allowance for credit losses as a percent of total loans	1.01%	1.03%	1.02%	1.12%	1.13%
Total demand deposits as a percent of total deposits (b)	37.92%	39.08%	41.79%	45.61%	48.10%
Capital Information (e)(g)(i)
Common equity tier 1 capital ratio (h)	11.82%	11.57%	11.36%	12.22%	11.92%
Tier 1 risk-based capital ratio	12.65%	12.31%	12.10%	12.49%	12.19%
Total risk-based capital ratio (tier 1 and tier 2)	13.46%	13.14%	12.92%	13.35%	13.06%
Leverage ratio	9.57%	9.34%	9.64%	9.02%	8.92%
Common equity tier 1 capital	$766,691	$752,728	$728,892	$624,292	$604,566
Tier 1 capital	820,495	801,010	776,753	638,116	618,354
Total capital (tier 1 and tier 2)	873,225	855,054	828,910	682,477	662,421
Total risk-weighted assets	$6,486,886	$6,505,779	$6,417,511	$5,110,318	$5,071,240
Total stockholders' equity to total assets	11.50%	11.11%	11.37%	11.21%	10.90%
Tangible equity to tangible assets (j)	7.33%	6.85%	7.00%	7.08%	6.67%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)December 31, 2023 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.46% at December 31, 2023, 5.14% at September 30, 2023, 4.92% at June 30, 2023, 5.35% at March 31, 2023, and 5.06% at December 31, 2022, compared to required capital conservation buffer of 2.50%
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for (recovery of) credit losses
Provision for (recovery of) credit losses	$1,048	$3,764	$2,023	$14,236	$(4,560)
Provision for checking account overdrafts	237	289	278	938	1,050
Total provision for (recovery of) credit losses	$1,285	$4,053	$2,301	$15,174	$(3,510)

Net Charge-Offs
Gross charge-offs	$4,750	$2,834	$2,481	$11,480	$8,755
Recoveries	1,261	516	348	2,933	1,483
Net charge-offs	$3,489	$2,318	$2,133	$8,547	$7,272

Net Charge-Offs (Recoveries) by Type
Construction	$—	$—	$16	$9	$16
Commercial real estate, other	$(529)	181	99	(351)	192
Commercial and industrial	542	196	(16)	299	894
Premium finance	43	21	38	98	111
Leases	1,994	737	807	3,635	2,165
Residential real estate	(47)	23	124	(22)	584
Home equity lines of credit	3	32	26	109	43
Consumer, indirect	1,104	777	711	3,543	1,905
Consumer, direct	130	81	70	343	316
Deposit account overdrafts	249	270	258	884	1,046
Total net charge-offs	$3,489	$2,318	$2,133	$8,547	$7,272

As a percent of average total loans (annualized)	0.23%	0.15%	0.18%	0.15%	0.16%

SUPPLEMENTAL INFORMATION (Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2023	2023	2023	2023	2022

Trust assets under administration and management	$2,021,249	$1,900,488	$1,931,789	$1,803,887	$1,764,639
Brokerage assets under administration and management	1,473,814	1,364,372	1,379,309	1,318,300	1,211,868
Mortgage loans serviced for others	356,784	366,996	375,882	384,005	392,364
Employees (full-time equivalent)	1,478	1,482	1,500	1,286	1,267

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$58,037	$901	6.16%	$51,335	$801	6.19%	$44,421	$404	3.61%
Investment securities (a)(b)	1,768,033	14,309	3.24%	1,819,248	14,161	3.11%	1,652,742	9,741	2.35%
Loans (b)(c):
Construction	387,147	7,396	7.48%	400,396	9,983	9.76%	234,233	3,596	6.01%
Commercial real estate, other	2,014,824	38,076	7.39%	1,965,927	34,370	6.84%	1,293,500	18,431	5.58%
Commercial and industrial	1,144,857	22,728	7.77%	1,128,420	22,571	7.83%	885,111	13,455	5.95%
Premium finance	189,882	3,781	7.79%	179,390	3,565	7.78%	161,382	1,898	4.60%
Leases	400,258	11,505	11.25%	384,606	11,507	11.71%	325,113	8,448	10.17%
Residential real estate (d)	941,102	11,233	4.77%	952,863	11,878	4.99%	853,354	9,321	4.37%
Home equity lines of credit	206,847	4,088	7.84%	201,973	4,012	7.88%	177,778	2,723	6.08%
Consumer, indirect	672,042	9,316	5.50%	662,462	8,774	5.25%	612,696	6,834	4.43%
Consumer, direct	137,258	2,325	6.72%	139,595	2,416	6.87%	113,045	1,763	6.19%
Total loans	6,094,217	110,448	7.12%	6,015,632	109,076	7.13%	4,656,212	66,469	5.62%
Allowance for credit losses	(62,241)			(60,724)			(52,253)
Net loans	6,031,976			5,954,908			4,603,959
Total earning assets	7,858,046	125,658	6.30%	7,825,491	124,038	6.24%	6,301,122	76,614	4.79%

Goodwill and other intangible assets	411,616			411,229			327,377
Other assets	556,993			569,689			438,694
Total assets	$8,826,655			$8,806,409			$7,067,193

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$939,549	$228	0.10%	$1,058,606	$447	0.17%	$1,069,646	$138	0.05%
Governmental deposit accounts	750,030	4,844	2.56%	758,409	4,012	2.10%	688,815	710	0.41%
Interest-bearing demand accounts	1,145,841	373	0.13%	1,198,100	520	0.17%	1,152,709	186	0.06%
Money market deposit accounts	751,503	4,212	2.22%	717,765	2,943	1.63%	615,460	522	0.34%
Retail certificates of deposit	1,336,440	12,079	3.59%	1,043,579	7,161	2.72%	534,145	717	0.53%
Brokered deposits (e)	575,203	7,865	5.42%	631,410	7,399	4.65%	87,934	515	2.32%
Total interest-bearing deposits	5,498,566	29,601	2.14%	5,407,869	22,482	1.65%	4,148,709	2,788	0.27%
Short-term borrowings (e)	412,923	4,781	4.60%	458,462	5,169	4.48%	278,188	1,669	2.38%
Long-term borrowings	194,558	2,493	5.11%	148,234	2,668	7.10%	101,596	1,132	4.45%
Total borrowed funds	607,481	7,274	4.76%	606,696	7,837	5.12%	379,784	2,801	2.93%
Total interest-bearing liabilities	6,106,047	36,875	2.40%	6,014,565	30,319	2.00%	4,528,493	5,589	0.49%

Non-interest-bearing deposits	1,570,110			1,627,231			1,639,580
Other liabilities	147,983			159,755			130,470
Total liabilities	7,824,140			7,801,551			6,298,543
Stockholders’ equity	1,002,515			1,004,858			768,650
Total liabilities and stockholders' equity	$8,826,655			$8,806,409			$7,067,193

Net interest income/spread (b)		$88,783	3.90%		$93,719	4.24%		$71,025	4.30%
Net interest margin (b)			4.44%			4.71%			4.44%

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited) -- (Continued)

	Year Ended
	December 31, 2023			December 31, 2022
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$57,464	$2,763	4.81%	$178,781	$1,710	0.96%
Investment securities (a)(b)	1,812,331	55,112	3.04%	1,680,647	34,535	2.05%
Loans (b)(c):
Construction	347,317	27,833	7.90%	223,197	10,732	4.74%
Commercial real estate, other	1,757,676	120,479	6.76%	1,327,064	65,405	4.86%
Commercial and industrial	1,052,647	79,475	7.45%	875,754	41,358	4.66%
Premium finance	168,077	12,155	7.13%	150,135	6,789	4.46%
Leases	371,809	42,931	11.39%	271,349	34,720	12.62%
Residential real estate (d)	913,069	43,647	4.78%	881,136	37,851	4.30%
Home equity lines of credit	194,415	14,722	7.57%	170,567	8,300	4.87%
Consumer, indirect	656,736	33,263	5.06%	563,887	23,029	4.08%
Consumer, direct	128,707	8,726	6.78%	111,148	6,769	6.09%
Total loans	5,590,453	383,231	6.79%	4,574,237	234,953	5.09%
Allowance for credit losses	(57,391)			(55,233)
Net loans	5,533,062			4,519,004
Total earning assets	7,402,857	441,106	5.91%	6,378,432	271,198	4.22%

Goodwill and other intangible assets	384,172			322,639
Other assets	511,748			393,636
Total assets	$8,298,777			$7,094,707

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$1,034,713	$1,394	0.13%	$1,069,097	$356	0.03%
Governmental deposit accounts	709,887	12,252	1.73%	701,587	2,172	0.31%
Interest-bearing demand accounts	1,156,953	1,605	0.14%	1,165,106	583	0.05%
Money market deposit accounts	684,015	9,986	1.46%	632,364	1,015	0.16%
Retail certificates of deposit	948,310	25,198	2.66%	580,660	2,978	0.51%
Brokered deposit (e)	483,483	21,712	4.49%	88,234	2,067	2.34%
Total interest-bearing deposits	5,017,361	72,147	1.44%	4,237,048	9,171	0.22%
Short-term borrowings (e)	461,467	19,722	4.27%	196,790	2,661	1.35%
Long-term borrowings	143,616	8,160	5.68%	123,685	4,280	3.46%
Total borrowed funds	605,083	27,882	4.59%	320,475	6,941	2.15%
Total interest-bearing liabilities	5,622,444	100,029	1.78%	4,557,523	16,112	0.35%

Non-interest-bearing deposits	1,598,009			1,637,690
Other liabilities	137,527			101,510
Total liabilities	7,357,980			6,296,723
Stockholders’ equity	940,797			797,984
Total liabilities and stockholders' equity	$8,298,777			$7,094,707

Net interest income/spread (b)		$341,077	4.13%		$255,086	3.87%
Net interest margin (b)			4.56%			3.97%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 23.3% blended corporate income tax rate for all periods presented.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2023	2023	2022	2023	2022

Core non-interest expense:
Total non-interest expense	$67,689	$71,696	$53,366	$266,487	$207,147
Less: acquisition-related expenses	1,276	4,434	702	16,970	3,016
Less: pension settlement charges	—	2,424	46	2,424	185
Less: COVID-19-related expenses	—	—	2	—	134
Add: COVID -19 Employee Retention Credit	—	—	—	548	—
Core non-interest expense	$66,413	$64,838	$52,616	$247,641	$203,812

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2023	2023	2022	2023	2022

Efficiency ratio:
Total non-interest expense	$67,689	$71,696	$53,366	$266,487	$207,147
Less: amortization of other intangible assets	3,271	3,280	1,998	11,222	7,763
Adjusted total non-interest expense	64,418	68,416	51,368	255,265	199,384

Total non-interest income	24,134	23,204	19,034	87,413	78,836
Less: net loss on investment securities	(1,592)	(7)	(168)	(3,700)	(61)
Less: net loss on asset disposals and other transactions	(619)	(307)	(302)	(2,837)	(616)
Total non-interest income, excluding net gains and losses	26,345	23,518	19,504	93,950	79,513

Net interest income	88,369	93,274	70,613	339,374	253,442
Add: fully tax-equivalent adjustment (a)	414	445	412	1,703	1,644
Net interest income on a fully tax-equivalent basis	88,783	93,719	71,025	341,077	255,086

Adjusted revenue	$115,128	$117,237	$90,529	$435,027	$334,599

Efficiency ratio	55.95%	58.36%	56.74%	58.68%	59.59%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$66,413	$64,838	$52,616	$247,641	$203,812
Less: amortization of other intangible assets	3,271	3,280	1,998	11,222	7,763
Adjusted core non-interest expense	63,142	61,558	50,618	236,419	196,049

Adjusted revenue	$115,128	$117,237	$90,529	$435,027	$334,599

Efficiency ratio adjusted for non-core items	54.85%	52.51%	55.91%	54.35%	58.59%

(a) Tax effect is calculated using a 23.3% blended corporate income tax rate for all periods presented.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2023	2023	2023	2023	2022

Tangible equity:
Total stockholders' equity	$1,053,534	$993,219	$998,907	$819,543	$785,328
Less: goodwill and other intangible assets	412,172	408,494	413,172	324,562	326,329
Tangible equity	$641,362	$584,725	$585,735	$494,981	$458,999

Tangible assets:
Total assets	$9,157,382	$8,942,534	$8,786,635	$7,311,520	$7,207,304
Less: goodwill and other intangible assets	412,172	408,494	413,172	324,562	326,329
Tangible assets	$8,745,210	$8,534,040	$8,373,463	$6,986,958	$6,880,975

Tangible book value per common share:
Tangible equity	$641,362	$584,725	$585,735	$494,981	$458,999
Common shares outstanding	35,314,745	35,395,990	35,374,916	28,488,158	28,287,837

Tangible book value per common share	$18.16	$16.52	$16.56	$17.37	$16.23

Tangible equity to tangible assets ratio:
Tangible equity	$641,362	$584,725	$585,735	$494,981	$458,999
Tangible assets	$8,745,210	$8,534,040	$8,373,463	$6,986,958	$6,880,975

Tangible equity to tangible assets	7.33%	6.85%	7.00%	7.08%	6.67%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2023	2023	2022	2023	2022

Pre-provision net revenue:
Income before income taxes	$43,529	$40,729	$33,980	$145,126	$128,641
Add: provision for credit losses	1,285	4,053	2,301	15,174	—
Add: loss on OREO	—	1	—	1,623	138
Add: loss on investment securities	1,592	7	168	3,700	61
Add: loss on other assets	586	283	279	1,143	326
Add: loss on other transactions	33	23	22	71	151
Less: recovery of credit losses	—	—	—	—	3,510
Pre-provision net revenue	$47,025	$45,096	$36,750	$166,837	$125,807

Total average assets	8,826,655	8,806,409	7,067,193	8,298,777	7,094,707

Pre-provision net revenue to total average assets (annualized)	2.11%	2.03%	2.06%	2.01%	1.77%
Weighted-average common shares outstanding – diluted	35,089,825	35,061,897	27,981,656	32,760,808	27,999,602
Pre-provision net revenue per common share – diluted	$1.33	$1.28	$1.31	$5.06	$4.48

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2023	2023	2022	2023	2022

Annualized net income adjusted for non-core items:
Net income	$33,825	$31,882	$26,849	$113,363	$101,292
Add: net loss on investment securities	1,592	7	168	3,700	61
Less: tax effect of net loss on investment securities (a)	334	2	35	777	13
Add: net loss on asset disposals and other transactions	619	307	301	2,837	616
Less: tax effect of net loss on asset disposals and other transactions (a)	130	65	63	596	129
Add: acquisition-related expenses	1,276	4,434	702	16,970	3,016
Less: tax effect of acquisition-related expenses (a)	268	931	147	3,564	633
Add: pension settlement charges	—	2,424	46	2,424	185
Less: tax effect of pension settlement charges (a)	—	509	10	509	39
Add: COVID-19-related expenses	—	—	2	—	134
Less: tax effect of COVID-19-related expenses (a)	—	—	—	—	28
Less: COVID -19 Employee Retention Credit	—	—	—	548	—
Add: tax effect of COVID -19 Employee Retention Credit	—	—	—	115	—
Net income adjusted for non-core items	$36,580	$37,547	$27,813	$133,415	$104,462

Days in the period	92	92	92	365	365
Days in the year	365	365	365	365	365
Annualized net income	$134,197	$126,488	$106,520	$113,363	$101,292
Annualized net income adjusted for non-core items	$145,127	$148,964	$110,345	$133,415	$104,462
Return on average assets:
Annualized net income	$134,197	$126,488	$106,520	$113,363	$101,292
Total average assets	$8,826,655	$8,806,409	$7,067,193	$8,298,777	$7,094,707
Return on average assets	1.52%	1.44%	1.51%	1.37%	1.43%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$145,127	$148,964	$110,345	$133,415	$104,462
Total average assets	$8,826,655	$8,806,409	$7,067,193	$8,298,777	$7,094,707
Return on average assets adjusted for non-core items	1.64%	1.69%	1.56%	1.61%	1.47%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2023	2023	2022	2023	2022

Annualized net income excluding amortization of other intangible assets:
Net income	$33,825	$31,882	$26,849	$113,363	$101,292
Add: amortization of other intangible assets	3,271	3,280	1,998	11,222	7,763
Less: tax effect of amortization of other intangible assets (a)	687	689	420	2,357	1,630
Net income excluding amortization of other intangible assets	$36,409	$34,473	$28,427	$122,228	$107,425

Days in the period	92	92	92	365	365
Days in the year	365	365	365	365	365
Annualized net income	$134,197	$126,488	$106,520	$113,363	$101,292
Annualized net income excluding amortization of other intangible assets	$144,449	$136,768	$112,781	$122,228	$107,425

Average tangible equity:
Total average stockholders' equity	$1,002,515	$1,004,858	$768,650	$940,797	$797,984
Less: average goodwill and other intangible assets	411,616	411,229	327,377	384,172	322,639
Average tangible equity	$590,899	$593,629	$441,273	$556,625	$475,345

Return on average stockholders' equity ratio:
Annualized net income	$134,197	$126,488	$106,520	$113,363	$101,292
Average stockholders' equity	$1,002,515	$1,004,858	$768,650	$940,797	$797,984

Return on average stockholders' equity	13.39%	12.59%	13.86%	12.05%	12.69%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$144,449	$136,768	$112,781	$122,228	$107,425
Average tangible equity	$590,899	$593,629	$441,273	$556,625	$475,345

Return on average tangible equity	24.45%	23.04%	25.56%	21.96%	22.60%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE